Exhibit 8.1

January 5, 2007

Hiland Partners, LP

Hiland Partners Finance Corp.

205 West Maple, Suite 1100

Enid, Oklahoma 73701

Re:          HILAND PARTNERS, LP REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Hiland Partners, LP (the “Partnership”), a Delaware limited partnership, and Hiland Partners Finance Corp. (“Hiland Partners Finance”), a Delaware corporation, with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the registration by the Partnership and Hiland Partners Finance under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of:

(1)       common units representing limited partner interests in the Partnership (the “Units”);

(2)       debt securities, which may be co-issued by Hiland Partners Finance Corp. in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(3)       guarantees (the “Guarantees”) of the Debt Securities by Hiland Operating, L.L.C., a Delaware limited liability company, Hiland Energy Partners, L.L.C., a Delaware limited liability company, Hiland GP, L.L.C., a Delaware limited liability company, Hiland LP, LLC, a Delaware limited liability company, Continental Gas Operating, L.P., an Oklahoma limited partnership, and Hiland Partners, LLC, an Oklahoma limited liability company (together, the “Guarantors”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

In connection therewith, we prepared the discussion set forth under the caption “Material Tax Considerations” in the Prospectus (the “Discussion”).  All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus.  In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.  This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.